Exhibit 99.1


                 Circuit City Stores, Inc. Names John T. Harlow
              Executive Vice President and Chief Operating Officer

Richmond, Va., January 16, 2008 - Circuit City Stores, Inc. (NYSE:CC) today announced that John T. Harlow has joined the company as executive vice president and chief operating officer. Harlow will oversee the company's retail stores, real estate, information technology and supply chain. Harlow comes to Circuit City with nearly 20 years of experience as a senior retail operator and turnaround executive. His line operating experience is complemented by more than eight years of consulting experience working with leading retail organizations.

Harlow, 49, was most recently a retail director with Deloitte Consulting LLP and has been involved with Circuit City over the past year. Prior to joining Deloitte, Harlow was senior vice president - operations for the A&P U.S. division of The Great Atlantic & Pacific Tea Company, Inc. At A&P, John was part of the U.S. executive committee and oversaw 450 stores with sales of $7 billion. During his tenure, Harlow was a leader of the operational restructuring and implementation efforts that delivered improved profitability while transforming the company's corporate and field operating model.

Prior to joining A&P, Harlow was corporate vice president - administration for Toys "R" Us, Inc., where he was a leader in developing and implementing customer experience, operating model and labor management initiatives. Harlow's career also includes a senior operating position with Genovese Drug Stores, Inc. and six years of consulting experience with Andersen Worldwide.

"John's valuable retail experience and specific insights into Circuit City's business will enable him to act effectively to generate improved performance at Circuit City," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "John will focus on retail execution, profitable sales improvement, improving the customer experience, and implementing new systems for long-term sustainable earnings growth. John's extensive knowledge and management skills make him uniquely suited to advance our turnaround and financial performance."

In addition, the company announced the departure of George D. "Danny" Clark, executive vice president, multi-channel sales.

"I wish to thank Danny for his leadership and contributions over the past 25 years as he worked his way up from a sales associate to executive vice president," said Schoonover. "Danny was an enthusiastic leader of our retail transformation work and has put the company on the path to fundamental change. I wish him the best in his next endeavors."

In other management actions, the company's direct channel, including Web site and call center operations, report to Brian S. Bradley, who was recently named senior vice president, multi-channel. Bradley reports to Phil Schoonover. Bradley joined the company in January 2005 as steward of innovation. In April 2006, he was promoted to vice president, strategy and innovation. In January 2008, Bradley was promoted to senior vice president, multi-channel. Prior to joining the company, Mr. Bradley spent more than two years as director, strategy and implementation at Capital One Financial Corporation. Previously, he served for more than five years in various roles at McKinsey & Company where he helped build and grow multi-channel businesses. He began his career by serving in various operating roles for five years in the personal computer division of IBM.

The merchandising team is led by John J. Kelly, senior vice president, merchandising. Kelly assumed the responsibilities of chief merchandising officer in November 2007. Kelly joined the company in May 2005 as senior vice president, general merchandise manager. Before joining the company, he was vice president of home merchandising and vice president of QVC.com for QVC, Inc. from 2001 to 2005. He was vice president of appliances and senior vice president of the consumer electronics division for Sharp Electronics Corporation from 1996 to 2001. Before joining Sharp Electronics, Kelly was employed by Macy's for more than 15 years in various positions, including the executive training program and divisional merchandise manager vice president of electronics.

The supply chain and inventory team is led by Kelly E. Breitenbecher, senior vice president, supply chain and space planning. Breitenbecher joined the company in February 2005 as vice president, supply chain and acted as the business lead for the merchandising systems transformation. In May 2006, she assumed responsibility for floor and space planning. In November 2006,
Breitenbecher was appointed vice president - inventory, floor and space planning, inventory operations. Prior to joining the company, she served at Best Buy Co., Inc. from March 2000 to February 2005 in several inventory and supply chain management positions. Before joining Best Buy, Breitenbecher served in merchandising at Payless ShoeSource for seven years and Burdines Department Stores for five years.

"The changes we are making today bring proven turnaround experience to the retail team and enable us to continue to move forward with our turnaround of the core business and accelerate our growth initiatives," Schoonover concluded.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At December 31, 2007, the domestic segment operated through 671 Superstores and 13 other locations in 158 U.S. media markets. At December 31, 2007, the international segment operated through 788 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

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Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Patty Whitten, Investor Relations, (804) 527-4033